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                                                                                 OMB APPROVAL
                               UNITED STATES                    ---------------------------------------
                    SECURITIES AND EXCHANGE COMMISSION            OMB Number                3235-0145
                          Washington, D.C. 20549                  Expires:           October 31, 1997
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                                                                  hours per response........... 14.90
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                               SCHEDULE 13G/A
                              (Rule 13d-102)*

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
       TO RULE 13d-1(b)(c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(b)


                         GlobalNet Financial.com, Inc.
--------------------------------------------------------------------------------
                              (Name of Issuer)


                   Common Stock, par value $.001 per share
--------------------------------------------------------------------------------
                       (Title of Class of Securities)


                                   37937R
                     ----------------------------------
                              (CUSIP Number)


                               July 26, 2001
--------------------------------------------------------------------------------
               (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     / / Rule 13d-1(b)

     /X/ Rule 13d-1(c)

     / / Rule 13d-1(d)


The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



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                                 SCHEDULE 13G

------------------------                               ------------------------
CUSIP No.  37937R                                          PAGE 2 OF 4 PAGES
           ------                                              ---  ---
------------------------                               ------------------------

-------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               Telescan, Inc.
               (IRS No. 061489574)
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a)  / /
                                                                     (b)  / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION

               United States of America, State of Delaware
-------------------------------------------------------------------------------
                              (5) Sole Voting Power
                                           0
NUMBER OF                    --------------------------------------------------
SHARES                        (6) Shared Voting Power
BENEFICIALLY                               0
OWNED BY                     --------------------------------------------------
EACH                          (7) Sole Dispositive Power
REPORTING                                  0
PERSON                       --------------------------------------------------
WITH                          (8) Shared Dispositive Power
                                           0
-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         0
-------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
         / /
-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0.0%
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON*
         CO
-------------------------------------------------------------------------------
                 *SEE INSTRUCTIONS BEFORE FILLING OUT!


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     This Schedule 13G/A is filed by Telescan, Inc. with respect to the shares of common stock of GlobalNet Financial.com, Inc. This Schedule 13G/A amends and supplements the Schedule 13G filed by the Reporting Person on February 9, 2001.

ITEM 1(a).   NAME OF ISSUER:
             GlobalNet Financial.com, Inc.

ITEM 1(b).   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
             7284 Palmetto Park Road, Suite 210
             Boca Raton, Florida 33433

ITEM 2(a).   NAME OF PERSON FILING
             Telescan, Inc.

ITEM 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE 5959 Corporate Drive, Suite 2000
             Houston, TX 77036

ITEM 2(c).   CITIZENSHIP
             Delaware

ITEM 2(d).   TITLE OF CLASS OF SECURITIES
             Common Stock

ITEM 2(e).   CUSIP No.
             37937R

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:
             N/A

ITEM 4.      OWNERSHIP
             (a)   Amount beneficially owned: 0
             (b)   Percent of class: 0.0%
             (c)   Number of shares as to which such person has
                   (i)   sole power to vote or to direct the vote: 0
                   (ii)  shared power to vote or to direct the vote: 0
                   (iii) sole power to dispose or to direct the disposition: 0
                   (iv)  shared power to dispose or to direct the disposition: 0

ITEM 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
             If the statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following /X/.


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ITEM 6.      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
             N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
             N/A

ITEM 8.      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
             N/A

ITEM 9.      NOTICE OF DISSOLUTION OF GROUP
             N/A

ITEM 10.     CERTIFICATION
             N/A


     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                       SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                 Telescan, Inc.
August 2, 2001

                                                 By: /s/ Roger C. Wadsworth
                                                    --------------------------
                                                     Roger C. Wadsworth
                                                     Senior Vice President



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